CERTIFICATE OF AMENDMENT
                                       OF
                          THE ARTICLES OF INCORPORATION
                                       OF
                          THE HARTCOURT COMPANIES, INC.
                                   DESIGNATING
                            SERIES C PREFERRED STOCK

         Alan Phan and Frederic Cohn certify that they are the president and secretary, respectively, of the Hartcourt Companies, Inc., a Utah corporation (hereinafter called the "Company"); that, pursuant to the Articles of Incorporation, as amended, and Section 16-10a-602 of the Utah Business Corporation Act, the Board of Directors of the Corporation, acting without shareholder approval, which is not required under such Section 16-10a-602 adopted the following amendment to Article IV of the Articles of Incorporation on September , 1997:

         The following is hereby appended to the end of Article IV of the Articles of Incorporation:

                            SERIES C PREFERRED STOCK

Section 1.                  Designation and Amount.

                  There is hereby created a series of preferred stock, par value $1,000.00 per share, which shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 1,500. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series C Preferred Stock.

Section 2.                 Rank.

                  The Series C Preferred Stock shall rank; (i) prior to all of the Company's Common Stock, par value $0.001 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series C Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as

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                  "Distributions"),  and (iv) junior to the  Original  Preferred
                  Stock and any other class or series of capital stock of the Company which is specifically ranked senior to Series C Preferred Stock ("Senior Securities").

Section 3.                 Dividends.

                  The Series C Preferred Stock will bear no dividends, and the holders of the Series C Preferred Stock shall not be entitled to receive dividends on the Series C Preferred Stock.

Section 4.                 Liquidation Preference.

                  There shall be no liquidation preference.

Section 5.                 Redemption by Company.

         a. Company's Right to Redeem at its Election. At any time, the Company shall have the right, in its sole discretion, to redeem, from time to time, any or all of the Series C Preferred Stock at a redemption price of $1,000.00 per share. If the Company elects to redeem some, but not all of the Series C Preferred Stock, the Company shall redeem a pro-rata amount from each holder of Series C Preferred Stock unless requested in writing by any holder not to redeem such holder's shares.

                  i. Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least 10 days prior written notice ("Notice of Redemption At Company's Election") to the holders of Series C Preferred Stock selected for redemption, at the address and facsimile number of such holder appearing in the Company's register for the Series C Preferred Stock, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight courier, or by facsimile with a valid confirmation of transmission) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate the number of shares of holder's Series C Preferred Stock that have been selected for redemption, the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and the applicable aggregate redemption price to such holder.

                  ii. Payment of Redemption Price. Each holder submitting stock being redeemed under this Section 5 shall send their certificates representing the stock so redeemed to the Company, and the Company shall pay the redemption price to that holder

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                           within  ten  (10)  business  days of the date of such
                           receipt of the certificates. The Company shall not be obligated to deliver the redemption price unless the certificates representing the Series C Preferred Stock so redeemed are delivered to the Company, or in the event one ore more certificates have been lost,
                           stolen,   mutilated  or  destroyed,  the  holder  has
                           complied with Section 5(c) below.

         b. Lost or Stolen Certificates. Within three (3) business days after receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate or certificates representing the Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate representing Series C Preferred Stock, if mutilated, the Company shall execute and deliver new Series C Preferred Stock certificates of like tenor and date. Company shall not be required to deliver new Series C Preferred Stock if the request for replacement is made contemporaneously with the redemption of a holder's Series C Preferred Stock.

Section 6.                 Holder's Right to Advance Notice of Company's
Election to Redeem.

                  Holder's Right to Redeem. Holders of Series C Preferred Stock shall have the right to redeem, in the aggregate, 0.1667 shares of Series C Preferred Stock for each share of Series C Preferred Stock owned by such holder on or after the last day of each calendar quarter, at a redemption price equal to $1,000.00 per whole share redeemed. In the event a holder does not redeem the full amount of shares such holder is entitled to redeem after each calendar quarter, such redemption right shall be cumulative, such that the holder shall have the right to redeem, in the aggregate, a number of shares of Series C Preferred Stock equal to .1667 shares of Series C Preferred Stock for each share of Series C Preferred Stock owned by such holder plus the number of shares such holder was entitled to redeem previously which were not redeemed either at the holder's or the Company's election.

Section 7.                 Status of Redeemed Stock.

                  Upon redemption of the Series C Preferred Stock (in whole or in part) the Series C Preferred Stock so redeemed shall no longer be deemed to be outstanding and all rights with respect thereto, except only the right of the holder of Series C Preferred Stock to receive cash payment of the applicable redemption price upon such redemption, shall terminate, and the shares of Series C Preferred Stock so redeemed shall be canceled. The

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                  redeemed  shares so  canceled  shall  return to the  status of authorized but unissued Preferred Stock of no designated series.

Section 8.                 Protective Provisions.

                  So long as shares of Series C Preferred Stock are outstanding, the Company may not waive or amend any term of this Certificate of Designation without first obtaining the approval (by vote or written consent) of the holders of 75% of the then outstanding Series C Preferred Stock.

Section 9.                 Voting Rights.

                  The holders of Series C Preferred Stock shall have no voting rights except as otherwise provided by Section 8 above, and except to the extent required under the Utah Business Corporation Act. Holders of the Series C Preferred Stock shall be entitled to notice of all stockholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

Section 10.                Preference Rights.

                  Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences senior to, on a parity with, or junior to the preferences of the Series C Preferred Stock.

Section 11.                Governing Law.

                  This Certificate of Designation will be governed by and construed in accordance with the laws of the State of Utah, U.S.A. without giving effect to the principles of conflicts of laws, except for matters arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other applicable federal law, which matters shall be governed by and construed in accordance with such laws.

Section 12.                Business Day Definition.

                  For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the State of California, USA and excluding any Saturday and Sunday.

Section 13.                Notices.


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                  Any notice or other communication  required or permitted to be given hereunder shall be given as provided herein or delivered against receipt if to (i) the Company at 19104 Norwalk Blvd., Artesia, California, 90701, ATTN: Alan V. Phan, CEO, Telephone No. (562) 403-1126, Telecopy No. (562) 403-1130 and (ii) the
                  holder of this Certificate of Designation, to such holder at its last address as shown on the Series C Preferred Stock Register (or to such other address as the party shall have furnished in writing as its new address to be entered on the Series C Preferred Stock Register (which address must include a telecopy number) in accordance with the provisions of this
                  Section 13). Any notice or other communication may be made by facsimile and delivery shall be deemed given, except as otherwise required herein, at the time of transmission of said facsimile, with a valid confirming transmission report. Any notice given on a day that is not a business day shall be effective upon the next business day.

Section 14.                Waiver of any Breach to be in Writing.

                  Any waiver by the Company or the holder hereof of a breach of any provision of the Certificate of Designation shall not operate as, or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of the Certificate of Designation. The failure of the Company or the holder hereof to insist upon strict adherence to any term of the Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of the Certificate of Designation. Any waiver must be in writing.

Section 15.                Unenforceable Provisions.

                  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.


         IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Articles of Incorporation to be duly executed by its president and attested to by its secretary this day of September, 1997.

                                                 THE HARTCOURT COMPANIES, INC.


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                                                     Alan V. Phan, President

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                                     ATTEST:



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                                                     Frederic Cohn, Secretary

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